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(DYKEMA LOGO)                                  Dykema Gossett PLLC
                                               Franklin Square, Third Floor West
                                               1300 I Street N.W.
                                               Washington, DC 20005
                                               WWW.DYKEMA.COM
                                               Tel: (202) 906-8600
                                               Fax: (202) 906-8669

July 16, 2009

John Hancock Life Insurance Company of New York
100 Summit Lake Drive
Second Floor
Valhalla, NY 10595

Re:  Offering of Modified Guaranteed Annuity Contracts
     Containing Market Value Adjustment Interests

Ladies and Gentlemen:

     We have acted as special counsel to John Hancock Life Insurance Company of New York, a New York stock insurance company (the "Company"), in connection with the preparation of a joint Registration Statement on Form F-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on May 8, 2009, as amended through the date of this opinion, by Manulife Financial Corporation, a Canadian corporation and indirect parent of the Company ("MFC"), and the Company. The Registration Statement relates to (i) the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of modified guaranteed annuity contracts (the "Contracts") that contain market value adjustment interests (the "MVAIs") in an aggregate amount not to exceed $500 million, and (ii) the full and unconditional subordinated guarantee by MFC of the Company's payment obligations with respect to the MVAIs. The MVAIs are to be issued under the forms of Contracts between the Company and its customers and guaranteed by MFC pursuant to the terms of a Subordinated Guarantee dated July 15, 2009 (the "Subordinated Guarantee"). A form of the Contracts and the Subordinated Guarantee have been filed as exhibits to the Registration Statement.

     In rendering the opinion set forth in this opinion letter, we have reviewed such questions of law as we have considered necessary and appropriate and have examined and relied upon originals or copies of the following:

     (a) the Registration Statement;

     (b) a form of the Contracts;

     (c) a form of the Subordinated Guarantee;

           California | Illinois | Michigan | Texas | Washington D.C.

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(DYKEMA LOGO)

John Hancock Life Insurance Company of New York
July 16, 2009
Page 2


     (d) the Company's Articles of Incorporation, as currently in effect;

     (e) the Company's Bylaws, as currently in effect;

     (f) the Certificate of Incorporation of the Company executed by the Superintendent of Insurance of the State of New York (the "Superintendent") pursuant to Section 1201(a)(6) of the New York Insurance Law, as amended, as currently in effect;

     (g) the Company's License to do an insurance business in the state of New York, issued by the Superintendent, as currently in effect;

     (h) Certificates of Good Standing and Compliance with respect to the Company, issued by the Superintendent; and

     (i) resolutions adopted by the Executive Committee of the Board of Directors of the Company (the "Board"), and ratified by the Board, relating to the issuance of the Contracts, the filing of the Registration Statement and related matters.

We have been furnished with and examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed relevant under the circumstances as a basis for the opinions hereinafter expressed.

     For purposes of this opinion letter, we have assumed, without independent verification: (i) the genuineness of all signatures on all documents; (ii) the legal capacity of each natural person signing any document reviewed by us; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies; (v) the correctness and accuracy of all facts set forth in all certificates, reports and agreements; (vi) that all parties to the documents reviewed by us (other than the Company) have full power and authority to execute, to deliver and to perform their obligations under such documents and under the documents required or permitted to be delivered and performed thereunder; and (vii) that all such documents have been duly authorized by all necessary action, have been duly executed by such parties, have been duly delivered by such parties and are valid, binding and enforceable obligations of the parties thereto.

     We do not express any opinions as to the laws of any jurisdictions other than the United States and the State of New York. No opinion is expressed with respect to the qualification of the Contracts under the securities or "blue-sky" laws of any state, including the State of New York, or any foreign jurisdiction. The Contracts may be issued from time to time on a delayed or continuous basis, but this opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. We express no opinion with respect to any question of choice of law.

           California | Illinois | Michigan | Texas | Washington D.C.

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(DYKEMA LOGO)

John Hancock Life Insurance Company of New York
July 16, 2009
Page 3


     Based upon and subject to the foregoing and the other qualifications and limitations stated in this opinion letter, we are of the opinion that: the MVAIs, when issued and sold in accordance with the terms of Contracts, will be legal, valid and binding obligations of the Company.

     The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the enforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to the opinion set forth herein under the caption "Legal Opinions" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

     The opinion set forth herein has been furnished by us, as special counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, may not be used, circulated or quoted for any purpose or otherwise referred to or relied upon by any person without our prior written consent. This opinion is as of the date hereof, and we undertake no obligation to revise or supplement this opinion should any law in effect be changed by legislative action, judicial decision or otherwise or should any status on the date hereof change with the lapse of time.

     Very truly yours,


     /s/ Dykema Gossett PLLC

           California | Illinois | Michigan | Texas | Washington D.C.